Contacts:
Robert E. James, Jr.	Matthew P. Carson, CFA
Chief Executive Officer	SVP, Finance
(704) 688-4520	(704) 688-1824
FOR IMMEDIATE RELEASE
November 2, 2007
First Charter Reports Third Quarter Net Income of $11.1 Million
Third Quarter 2007 Compared With Third Quarter 2006
•	Net Income Decreases 12.7 percent On Higher Expenses and Provision

•	Total Revenue Growth Increases 11.4 percent

•	Average Commercial Loans Grow $543 Million, or 31.9 percent

•	Average Low Cost Core Deposits Grow $74 Million, or 4.8 percent

•	Net Interest Margin Expands to 3.39 percent, Up Six Basis Points

•	Provision Expense Increases $1.9 Million On Modest Credit Deterioration, Greater Uncertainty In the Credit Environment, and Penland Related Loans
CHARLOTTE, North Carolina — First Charter Corporation (NASDAQ: FCTR) today reported third quarter net income of $11.1 million, a 12.7 percent decrease, compared to $12.7 million in the same period a year ago. On a per diluted share basis, net income was $0.32, compared to $0.40 for the same 2006 period and $0.26 in the 2007 second quarter (linked quarter). Third quarter results include a change in net tax expense, which negatively impacted earnings by $0.02, and merger related expenses which impacted earnings by $0.01.
Total revenue increased 11.4 percent to $56.3 million, compared to $50.5 million in the third quarter of 2006. On a linked-quarter basis, total revenue decreased $2.0 million, primarily due to a drop in noninterest income. Return on average tangible equity was 12.24 percent, and return on average assets was 0.91 percent, compared with 15.98 percent and 1.16 percent, respectively, in the 2006 third quarter.
For the first nine months of 2007, First Charter earned $32.4 million, or $0.93 per diluted share, compared to $35.4 million, or $1.13 per diluted share, for the same prior year period.
The results for the first nine months of 2007 include the full financial performance and effect of additional outstanding shares resulting from the fourth quarter 2006 acquisition of GBC Bancorp, Inc. (GBC), compared with no impact in the first nine months of 2006.
CEO’s Comments
President and CEO Bob James commented, “The third quarter demonstrated mixed results in our core operating performance, with net interest income and noninterest income increasing on a year-over-year basis, while declining on a linked-quarter basis. We are in a challenging operating environment; however, we are encouraged by the activity our team continues to generate in our markets, and remain optimistic about our growth prospects in the coming quarters. Most importantly, our team remains dedicated and focused on delivering exceptional service to our customers.”
Net Interest Income Increases 12.9 Percent Over 2006 Third Quarter
Net interest income, on a tax-equivalent basis, increased to $37.8 million, representing a $4.3 million, or 12.9 percent, increase over the third quarter of 2006. The net interest margin, on a tax-equivalent basis, increased six basis points to 3.39 percent in the third quarter of 2007 from 3.33 percent in the third quarter of 2006. On a linked-quarter basis, net interest income decreased $0.3 million, or 3.5 percent annualized, and the net interest margin declined three basis points from 3.42 percent. The primary driver of the margin pressure on a linked-quarter basis was due to increased pricing on interest bearing deposits.
Compared to the third quarter of 2006, earning asset yields increased 39 basis points to 7.09 percent. This increase was driven by several factors. First, loan yields increased 24 basis points to 7.59 percent. Second, securities yields increased 59 basis points to 5.15 percent. Third, the mix of higher yielding (loan) assets continued to improve as First Charter continues to focus on generating higher yielding commercial loans, partially funded by runoff in its lower yielding mortgage loan portfolio. Lastly, the percentage of investment security average balances (which typically have lower yields than loans) to total earning asset average balances fell from 23.0 percent to 20.6 percent over the past year.
On the liability side of the balance sheet, the cost of interest bearing liabilities increased 39 basis points to 4.24 percent, compared to the third quarter of 2006. This increase was comprised of a 40 basis point increase in interest bearing deposit costs to 3.87 percent, while borrowing costs increased 31 basis points to 5.14 percent. During 2006, the Federal Reserve raised the rate that banks lend funds to each other (the Fed Funds rate) by 100 basis points. In September, 2007, the Federal Reserve lowered the Fed Funds rate by 50 basis points.
Compared to the second quarter of 2007, earning asset yields increased one basis point to 7.09 percent, driven by a nine basis point increase in securities yields. The cost of interest bearing liabilities increased five basis points to 4.24 percent. Deposit expense and borrowing costs increased five and four basis points, respectively, causing the increase.
Commercial Lending Leads Loan Growth
Total portfolio loan average balances for the 2007 third quarter increased $444 million, or 14.5 percent, to $3.51 billion, compared to $3.07 billion for the 2006 third quarter. Included in the increase was approximately $337 million of total loans that were added as a result of the GBC acquisition during the fourth quarter of 2006. Additionally, $8 million of loan balances were included in the sale of two financial centers completed in the third quarter of 2006. Commercial loan growth drove the increase, rising $543 million, or 31.9 percent, of which $322 million were added as a result of the GBC acquisition. The remaining growth of $221 million, or 13.0 percent, reflected continued robust commercial lending in the Charlotte and Raleigh markets. James noted, “The Charlotte and Raleigh commercial markets remain stable. There is balance between new home construction and new home purchases, new home inventory remains below national averages, and office vacancy rates remain low.”
Consumer loan average balances decreased $53 million and mortgage loan average balances decreased $45 million compared to the 2006 third quarter. The consumer loan balance decline was driven, in part, by decreasing home equity balances as consumers continue to refinance first mortgages and pay off their higher cost home equity loans. The decline in mortgage loan balances was due to normal loan amortization and First Charter’s strategy of selling most of its new mortgage production into the secondary market. GBC had no residential mortgages on its balance sheet at the time of the acquisition.
Compared to the second quarter of 2007, total loan average balances declined $18 million, or 2.0 percent annualized. Commercial loan average balances increased $6.8 million. However, consumer loan average balances fell $12.8 million during the third quarter, and mortgage loan average balances declined $12.0 million.
Core Deposit Focus
Deposit growth, particularly low cost transaction (or core) deposit growth (money market, demand, and savings accounts), continues to be an area of emphasis at First Charter. For the third quarter of 2007, core deposit average balances increased $74 million, or 4.8 percent, compared to the third quarter of 2006. Core deposit average balances were impacted by First Charter’s sale of two financial centers, which included the sale of $24 million of core deposits, and benefited from the GBC acquisition, which included $107 million of core deposits. The total core deposit increase was primarily driven by a $44 million, or 11.9 percent, increase in interest checking balances, a $16 million, or 2.3 percent, increase in money market and savings average balances, and a $14 million, or 3.1 percent, increase in noninterest bearing demand deposit average balances.
Compared to the second quarter of 2007, core deposit average balances grew $10 million, or 2.6 percent annualized. Interest checking balances grew $3 million, or 3.2 percent, and money market and savings grew $10 million, or 5.5 percent. Noninterest bearing deposits fell $3 million, or 2.6 percent annualized.
Certificate of deposit (CD) average balances for the third quarter of 2007 grew $169 million from the third quarter of 2006, but fell $23 million from the second quarter of 2007. Included in the year-over-

year increase were $249 million of CD balances that were added to the First Charter portfolio during the 2006 fourth quarter as a result of the GBC acquisition. CD growth year-over-year was additionally impacted by the sale of $14 million of CDs in conjunction with the previously mentioned financial center sale. The decline in CD balances on a linked-quarter basis was primarily due to continued pricing discipline. A significant number of high rate CDs matured over the past several quarters, largely comprised of public funds and legacy GBC customers that had no other relationships with First Charter. As of the end of the third quarter, a majority of the GBC CD portfolio has repriced or matured.
Noninterest Income Increases Over Third Quarter 2006
Historical noninterest income and expense amounts have been restated to reflect the effect of reporting the sale of Southeastern Employee Benefits Services (SEBS) in the fourth quarter of 2006 as a discontinued operation and to reflect the implementation of SAB 108 at year end 2006.
Noninterest income for the third quarter of 2007 was $18.4 million, up $1.4 million or 8.3 percent from third quarter 2006, and down $1.7 million from the second quarter 2007. Second quarter 2007 included total revenue of $1.4 million in insurance contingency revenue, mortgage insurance revenue, and venture capital investment gains that did not recur in third quarter 2007. Contributing to the growth over the third quarter of 2006 were increases in service charge revenue, debit card revenue, brokerage, insurance, and gain on sale of SBA loans. The decline linked quarter, exclusive of non-recurring events, was due to a decline in mortgage revenue, and a seasonal dip in deposit service charges.
Noninterest Expense Higher on Merger Related Expenses
Noninterest expense for the third quarter of 2007 was $35.6 million, up $0.3 million from the second quarter of 2007. On a linked-quarter basis, salaries and benefits expense were up $0.8 million, driven by higher medical expenses, merger related expenses, and an adjustment to reduce incentive expense in the second quarter of 2007. Professional fees increased $0.3 million, primarily relating to expenses associated with the pending merger with Fifth Third Bancorp. Professional fees not associated with the merger remain higher than historical norms, and it is expected that this expense will continue to decline over time to more normalized levels as First Charter continues to strengthen its internal controls, and subsequently reduce its incremental vendor expense. Marketing expenses fell $0.2 million, and supplies fell $0.2 million, from the linked quarter.
First Charter incurred $0.7 million of merger related expenses during the third quarter of 2007. Professional fees included expenses attributable to the merger of $0.6 million for services provided in the areas of legal, accounting, and public relations. Salaries and benefits incurred $0.1 million of the expense attributable to the merger. First Charter expects merger related expenses to continue through the close of the transaction.
First Charter’s efficiency ratio was 63.2 percent in the third quarter of 2007, compared with 60.4 percent in the second quarter of 2007 and 52.6 percent in the third quarter of 2006.

Reversal of Tax Benefit Impacts Results
The effective tax rate for the third quarter of 2007 was 34.1 percent, compared to 33.0 and 32.9 percent in the year-ago and linked quarters, respectively. The tax rate was negatively impacted by legislation passed in the third quarter of 2007. On July 31, 2007, the General Assembly of North Carolina passed House Bill 1473 which includes a provision that disallows the deduction of dividends paid by captive real estate investment trusts (“REITs”) for the purposes of determining North Carolina taxable income. The Corporation, through its subsidiaries, participates in two entities classified as captive REITs from which the Corporation has historically received dividends which resulted in certain tax benefits taken within the Corporation’s tax returns and consolidated financial statements. This legislation was effective for taxable years beginning on or after January 1, 2007.
As a result of this legislation, during the third quarter of 2007, the Corporation recorded $1.0 million, net of reserve reversal, of additional income tax expense as it eliminated the dividend received deduction previously recorded during 2007. This increased the Corporation’s effective tax rate for 2007, and it is expected to increase the effective tax rate for future fiscal years. Additionally, taxes were reduced by $0.4 million due to the expiration of federal statute of limitations. The net impact of these two events was $0.6 million.
Credit Quality
Net charge-offs were $5.1 million, or annualized 57 basis points of average portfolio loans for the third quarter of 2007, including $5.2 million related to the previously disclosed Penland residential loan fraud. This compares to 2 and 13 basis points in the linked and year-ago quarters, respectively.
Nonperforming assets were $31.8 million at September 30, 2007, including $4.5 million attributable to Penland. This compares to $20.1 million at June 30, 2007, and $12.7 million at September 30, 2006. Nonperforming assets as a percentage of total portfolio loans and other real estate was 91 basis points, including 13 basis points attributable to Penland. Nonperforming assets as a percentage of portfolio loans and other real estate was 57 basis points as of June 30, 2007, and 41 basis points as of September 30, 2006. Significant drivers to the increase in nonperforming assets are from the previously mentioned Penland exposure, weakness in the Atlanta market, and a $6.5 million residential A&D loan.
The allowance for loan losses was $43.0 million, or 1.24 percent, of portfolio loans, at September 30, 2007, a decrease from 1.26 percent at June 30, 2007 and an increase from 0.97 percent at September 30, 2006. The provision for loan losses was $3.3 million for the 2007 third quarter, compared to $9.1 million in the second quarter of 2007, and $1.4 million in the third quarter of 2006. The drop in allowance, linked quarter, was a result of the previously reserved Penland charge-offs, partially offset by increases for greater uncertainty in the credit environment, and a modest deterioration in credit trends.
The Corporation’s provision for loan losses and allowance for loan losses is based on consideration of specific loans, past loan loss experience, and other factors that, in management’s judgment, deserve current recognition in estimating probable loan losses. Other factors considered by management include the growth and composition of the loan portfolio and current economic conditions.

Balance Sheet Strength and Capital Management
At September 30, 2007, total assets were $4.8 billion, compared with $4.4 billion a year ago. The increase was attributable to the acquisition of GBC and First Charter’s organic growth. At September 30, 2007, total deposits were $3.2 billion, including core deposits of $1.6 billion.
At the end of the third quarter, shareholders’ equity was $457 million, or 9.5 percent of total assets, compared with $349 million, or 8.0 percent, a year ago. All regulatory capital ratios remain above well-capitalized minimums. As of September 30, 2007, tier 1 capital as a percentage of risk-weighted assets was 11.0 percent, and total risk-based capital was 12.1 percent. Tangible common equity as a percentage of tangible assets was 7.9 percent at September 30, 2007, compared to 7.5 percent at June 30, 2007, and 7.5 percent at September 30, 2006.
Average diluted shares outstanding were 34.8 million in the third quarter of 2007, compared to 35.0 million during the second quarter of 2007.
Regional Market Update
First Charter opened a new full-service banking center in the Charlotte market in September. This expanded First Charter’s presence to 38 banking centers in the Greater Charlotte area. Commercial loan demand remains strong in our primary market.
The Corporation expanded into the Raleigh, North Carolina market with the opening of a de novo financial center in October 2005 and three additional centers in mid February, 2006. A fifth financial center opened in Raleigh in late January 2007.
At September 30, 2007, Raleigh related loans totaled $171 million, representing a $37 million increase in balances from year-end 2006. Deposit balances in Raleigh were $66 million at the end of the 2007 third quarter, an increase of $34 million from year-end 2006.
The North Atlanta market has continued to soften over the last year. At September 30, 2007, Atlanta related loans totaled $331 million, representing a decline of $6 million, since First Charter’s entry into the Atlanta market on November 1, 2006.
“We are very pleased with our continued strong performance in our Charlotte and Raleigh markets.” James commented. “The Raleigh market is now contributing positively to net income, which has exceeded expectations; however, the Atlanta market has weakened considerably, which has led to a decline in their loan portfolio. We are pleased with the quality of our team in these key markets, and their commitment to deliver exceptional customer service.”
Upcoming Merger with Fifth Third Bancorp
On August 15, 2007, Fifth Third Bancorp (“Fifth Third”) and First Charter Corporation signed a definitive agreement under which Fifth Third will acquire First Charter. The transaction is anticipated to close in the first quarter of 2008.

James commented, “We look forward to our upcoming merger with Fifth Third. Our planning efforts with our new partner are focused on ensuring a seamless transition for our customers as we prepare to introduce additional products and services as part of the Fifth Third team.”
Continued Focus on Improving Internal Controls
First Charter continues to focus on enhancing its internal controls over financial reporting and remediating the previously disclosed material weaknesses. Qualified internal and external resources have been retained to address these issues.
Conference Call
First Charter will not be holding a conference call this quarter to discuss these results.
Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.8 billion and is the holding company for First Charter Bank. First Charter operates 60 full-service financial centers, four insurance offices, and 137 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.
For more information about First Charter, visit the Corporation’s Web site at www.firstcharter.com or call 800-601-8471.
Where You Can Find More Information
First Charter Corporation (“First Charter”), Fifth Third Bancorp (“Fifth Third”) and Fifth Third Financial Corporation (“Fifth Third Financial”) have entered into an Amended and Restated Agreement and Plan of Merger, pursuant to which First Charter will merge with and into Fifth Third Financial (the “Merger”). The proposed Merger will be submitted to First Charter’s shareholders for consideration. Fifth Third will file a Form S-4 Registration Statement, First Charter will file a Proxy Statement and both companies will file other relevant documents regarding the Merger with the Securities and Exchange Commission (the “SEC”). First Charter will mail the Proxy Statement/Prospectus to its shareholders. These documents, and any applicable amendments or supplements, will contain important information about the Merger, and Fifth Third and First Charter urge you to read these documents when they become available.
You may obtain copies of all documents filed with the SEC regarding the Merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free of charge from Fifth Third’s website (www.53.com) under the heading “About Fifth Third” and then under the heading “Media and Investors-Investor Relations” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from First Charter’s website (www.FirstCharter.com) under the section “About First Charter” and then under the heading “Investor Relations” and then under the item “Financial Reports / SEC Filings.”
Participants in The Merger
Fifth Third and First Charter and their respective directors and executive officers may be deemed participants in the solicitation of proxies from First Charter’s shareholders in connection with the Merger. Information about the directors and executive officers of Fifth Third and First Charter and information about other persons who may be deemed participants in the Merger will be included in the Proxy Statement/Prospectus. You can find information about Fifth Third’s executive officers and directors in its definitive proxy statement filed with the SEC on March 9, 2007. You can find information about First Charter’s executive officers and directors in its definitive proxy statement filed with the SEC on April 25, 2007. You can obtain free copies of these documents from the websites of Fifth Third, First Charter or the SEC.
Forward-Looking Statements
This news release contains forward-looking statements with respect to the financial condition and results of operations of First Charter Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward- looking statements, and which may be beyond the Corporation’s control, include, among others, the following possibilities: (1) projected results in connection with management’s implementation of, or changes in, the Corporation’s business plan and strategic initiatives are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions, including deposit attrition, customer retention and revenue loss, or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected, including risks related to the Penland loans; (6) changes in the interest rate environment, or interest rate policies of the Board of Governors of the Federal Reserve System, may reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; (10) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely impact the Corporation; (11) the Corporation’s competitors may have greater financial resources and may develop products that enable them to compete more successfully in the markets in which it operates; (12) changes in the securities markets, including changes in interest rates, may adversely affect the Corporation’s ability to raise capital from time to time; (13) the material weaknesses in the Corporation’s internal control over financial reporting result in subsequent adjustments to management’s projected results; and (14) implementation of management’s plans to remediate the material weaknesses takes longer than expected and causes the Corporation to incur costs that are greater than expected. First Charter undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

First Charter Corporation
Financial Highlights

	For the Three Months				For the Nine Months
	Ended September 30,				Ended September 30,
(Dollars in thousands, except per share data)	2007		2006		2007		2006

EARNINGS
Total revenue (1)	$56,256		50,514		171,504		149,696
Earnings
Income from continuing operations, net of tax	11,067		12,682		32,373		35,260
Net income	11,067		12,682		32,373		35,380
Diluted earnings per share
Income from continuing operations, net of tax	0.32		0.40		0.93		1.13
Net income	0.32		0.40		0.93		1.13

PERFORMANCE RATIOS
Return on average assets(3)	0.91%		1.16%		0.89%		1.09%
Return on average equity(3)	9.72		14.76		9.54		13.87
Return on average tangible equity (2)	12.24		15.98		12.02		15.54
Net interest margin(3)	3.39		3.33		3.40		3.36
Efficiency (4)	63.2		52.6		62.2		58.6

AVERAGE BALANCE SHEET
Total Portfolio Loans	$3,514,699		3,070,286		3,519,299		3,010,654
Loans held for sale	9,345		8,792		10,627		8,434
Securities, at cost	914,569		923,293		918,669		920,374
Earning assets	4,445,923		4,013,745		4,458,642		3,947,635
Assets	4,846,399		4,336,270		4,863,983		4,271,329
Core deposits	1,605,036		1,530,843		1,600,497		1,491,124
Deposits	3,213,507		2,970,047		3,230,179		2,849,301
Other borrowings	1,124,021		984,504		1,122,976		1,047,351
Shareholders’ equity	451,946		340,986		453,472		333,362

ASSET QUALITY MEASURES
Nonaccrual loans as a percentage of total portfolio loans	0.65%		0.23%		0.65%		0.23%
Nonperforming assets as a percentage of total assets	0.66		0.29		0.66		0.29
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.91		0.41		0.91		0.41
Net charge-offs as a percentage of average portfolio loans (3)	0.57		0.13		0.22		0.12
Allowance for loan losses as a percentage of portfolio loans	1.24		0.97		1.24		0.98
Ratio of allowance for loan losses to:
Net charge-offs (3)	2.13	x	7.50	x	5.60	x	8.57	x
Nonaccrual loans	1.89		4.22		1.89		4.22

	As of / Quarter Ended
	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06

SHARE INFORMATION
Common stock prices
High	$30.58	$22.83	$24.97	$25.15	$24.82
Low	17.78	19.09	21.29	23.05	22.93
End of period	30.17	19.47	21.50	24.60	24.06
Book value	13.16	12.85	12.97	12.81	11.20
Tangible book value	10.75	10.43	10.58	10.37	10.49
Market capitalization	1,049,192	675,414	754,749	859,081	750,696
Weighted average shares - basic	34,423	34,698	34,770	33,269	31,056
Weighted average shares - diluted	34,796	34,987	35,085	33,413	31,427
End of period shares outstanding	34,776	34,690	35,105	34,922	31,201

(1)	Tax-equivalent net interest income plus noninterest income. Excludes the results of discontinued operations.

(2)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(3)	Annualized.

(4)
Noninterest expense less debt extinguishment expense, amortization of intangibles expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended
(Dollars in thousands)	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06

BALANCE SHEET
Assets:
Cash and due from banks	$83,715	$91,446	$95,168	$87,771	$76,215
Federal funds sold	16,451	22,495	1,256	10,515	33,690
Interest-earning bank deposits	3,824	5,145	4,431	4,541	2,999
Securities available for sale	907,608	898,528	897,762	906,415	899,120
Loans held for sale	10,362	11,471	13,691	12,292	10,923
Portfolio loans
Commercial and construction	2,217,808	2,272,151	2,215,407	2,129,569	1,740,035
Mortgage (1)	584,223	589,976	604,834	618,142	623,271
Consumer (1)	675,375	691,710	709,628	737,342	728,477

Total portfolio loans	3,477,406	3,553,837	3,529,869	3,485,053	3,091,783
Allowance for loan losses	(43,017)	(44,790)	(35,854)	(34,966)	(29,919)

Portfolio loans, net	3,434,389	3,509,047	3,494,015	3,450,087	3,061,864
Premises and equipment, net	112,640	112,874	112,145	111,588	106,918
Goodwill and other intangible assets	83,819	84,107	84,010	85,068	22,088
Other assets	186,885	181,608	182,017	188,440	168,690

Total Assets	$4,839,693	$4,916,721	$4,884,495	$4,856,717	$4,382,507

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing demand	$465,600	$480,078	$476,122	$454,975	$452,853
Demand	440,558	427,899	434,412	420,774	381,029
Money market	611,134	587,691	636,586	620,699	583,346
Savings	107,419	114,245	114,785	111,047	114,759
Certificates of deposit	1,583,315	1,620,433	1,659,461	1,640,633	1,422,867

Total deposits	3,208,026	3,230,346	3,321,366	3,248,128	2,954,854
Other borrowings
Retail	68,281	132,046	77,998	97,707	85,902
Wholesale short-term	477,306	426,950	438,453	513,197	258,086
Wholesale long-term	567,745	617,762	527,778	487,794	687,810

Total other borrowings	1,113,332	1,176,758	1,044,229	1,098,698	1,031,798
Accrued expenses and other liabilities	60,847	63,789	63,528	62,529	46,417

Total liabilities	4,382,205	4,470,893	4,429,123	4,409,355	4,033,069
Total shareholders’ equity	457,488	445,828	455,372	447,362	349,438

Total Liabilities and Shareholders’ Equity	$4,839,693	$4,916,721	$4,884,495	$4,856,717	$4,382,507

SELECTED AVERAGE BALANCES
Total Portfolio Loans	$3,514,699	$3,532,713	$3,510,437	$3,336,563	$3,070,286
Loans held for sale	9,345	11,127	11,431	10,757	8,792
Securities, at cost	914,569	914,606	926,970	924,773	923,293
Earning assets	4,445,923	4,467,031	4,463,162	4,284,735	4,013,745
Assets	4,846,399	4,874,742	4,871,083	4,664,431	4,336,270
Noninterest-bearing demand	455,031	458,013	446,801	447,269	441,329
Demand	416,873	413,534	399,557	385,464	372,696
Money market deposits	622,754	608,489	642,383	622,364	599,952
Savings	110,378	114,656	112,988	113,442	116,866
Core deposits	1,605,036	1,594,692	1,601,729	1,568,539	1,530,843
Certificates of deposit	1,608,471	1,631,616	1,649,408	1,582,581	1,439,204
Deposits	3,213,507	3,226,308	3,251,137	3,151,120	2,970,047
Other borrowings	1,124,021	1,131,599	1,113,191	1,054,550	984,504
Interest-bearing liabilities	3,882,496	3,899,894	3,917,527	3,758,401	3,513,222
Shareholders’ equity	451,946	456,634	451,835	407,929	340,986

(1)
At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassifed to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended		Increase (Decrease)
(Dollars in thousands)	9/30/07	9/30/06	Amount	Percentage

BALANCE SHEET
Assets:
Cash and due from banks	$83,715	$76,215	$7,500	9.8%
Federal funds sold	16,451	33,690	(17,239)	(51.2)
Interest-earning bank deposits	3,824	2,999	825	27.5
Securities available for sale	907,608	899,120	8,488	0.9
Loans held for sale	10,362	10,923	(561)	(5.1)
Portfolio loans
Commercial and construction	2,217,808	1,740,035	477,773	27.5
Mortgage (1)	584,223	623,271	(39,048)	(6.3)
Consumer (1)	675,375	728,477	(53,102)	(7.3)

Total portfolio loans	3,477,406	3,091,783	385,623	12.5
Allowance for loan losses	(43,017)	(29,919)	(13,098)	43.8

Portfolio loans, net	3,434,389	3,061,864	372,525	12.2
Premises and equipment, net	112,640	106,918	5,722	5.4
Goodwill and other intangible assets	83,819	22,088	61,731	279.5
Other assets	186,885	168,690	18,195	10.8

Total Assets	$4,839,693	$4,382,507	$457,186	10.4%

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing demand	$465,600	$452,853	$12,747	2.8%
Interest checking	440,558	381,029	59,529	15.6
Money market	611,134	583,346	27,788	4.8
Savings	107,419	114,759	(7,340)	(6.4)
Certificates of deposit	1,583,315	1,422,867	160,448	11.3

Total deposits	3,208,026	2,954,854	253,172	8.6
Other borrowings
Retail	68,281	85,902	(17,621)	(20.5)
Wholesale short-term	477,306	258,086	219,220	84.9
Wholesale long-term	567,745	687,810	(120,065)	(17.5)

Total other borrowings	1,113,332	1,031,798	81,534	7.9
Accrued expenses and other liabilities	60,847	46,417	14,430	31.1

Total liabilities	4,382,205	4,033,069	349,136	8.7
Total shareholders’ equity	457,488	349,438	108,050	30.9

Total Liabilities and Shareholders’ Equity	$4,839,693	$4,382,507	$457,186	10.4%

SELECTED AVERAGE BALANCES
Total Portfolio Loans	$3,514,699	$3,070,286	$444,413	14.5%
Loans held for sale	9,345	8,792	553	6.3
Securities, at cost	914,569	923,293	(8,724)	(0.9)
Earning assets	4,445,923	4,013,745	432,178	10.8
Assets	4,846,399	4,336,270	510,129	11.8
Noninterest-bearing demand	455,031	441,329	13,702	3.1
Demand	416,873	372,696	44,177	11.9
Money market deposits	622,754	599,952	22,802	3.8
Savings	110,378	116,866	(6,488)	(5.6)
Core deposits	1,605,036	1,530,843	74,193	4.8
Certificates of deposit	1,608,471	1,439,204	169,267	11.8
Deposits	3,213,507	2,970,047	243,460	8.2
Other borrowings	1,124,021	984,504	139,517	14.2
Interest-bearing liabilities	3,882,496	3,513,222	369,274	10.5
Shareholders’ equity	451,946	340,986	110,960	32.5

(1)
At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassifed to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	9/30/07	9/30/06	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$79,325	$67,634	$11,691	17.3%
Interest expense	41,496	34,127	7,369	21.6

Tax-equivalent net interest income	37,829	33,507	4,322	12.9
Provision for loan losses	3,311	1,405	1,906	135.7

Tax-equivalent NII after provision for loan losses	34,518	32,102	2,416	7.5
Noninterest income	18,427	17,007	1,420	8.3
Noninterest expense	35,556	29,655	5,901	19.9

Income from continuing operations before income taxes and tax-equivalent adjustment	17,389	19,454	(2,065)	(10.6)
Tax-equivalent adjustment	598	549	49	8.9
Income tax expense	5,724	6,223	(499)	(8.0)

Income from continuing operations, net of tax	11,067	12,682	(1,615)	(12.7)

Income from discontinued operations, net of tax	—	—	—	N/A

Net income	$11,067	$12,682	$(1,615)	(12.7)%

Effective tax rate (1)	34.1%	32.9%

PER COMMON SHARE
Basic earnings per share
Income from continuing operations, net of tax	$0.32	$0.41	$(0.09)	(22.0)%
Net income	0.32	0.41	(0.09)	(22.0)
Diluted earnings per share
Income from continuing operations, net of tax	$0.32	$0.40	$(0.08)	(20.0)%
Net income	0.32	0.40	(0.08)	(20.0)
Average shares
Basic	34,423,296	31,056,059
Diluted	34,795,515	31,426,563
Cash dividends declared	$0.195	$0.195	$—	—%

PERFORMANCE RATIOS
Return on average assets (2)	0.91%	1.16%
Return on average equity (2)	9.72	14.76
Return on average tangible equity (3)	12.24	15.98
Net interest margin (2)	3.39	3.33
Efficiency (4)	63.2	52.6

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities losses, net (5)	$(48)	$(5,860)
Equity method investment gains, net	—	3,415
Property sale gains, net	59	408
Noninterest expense
Separation agreements	—	342
Merger-related costs	696	—

DISCONTINUED OPERATIONS
Noninterest income	$—	$759
Noninterest expense	—	759

Income from discontinued operations	—	—
Gain on sale	—	—
Income tax expense	—	—

Income from discontinued operations, net of tax	$—	$—

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations.

(2)	Annualized.

(3)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(4)
Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

(5)	The $48 of security losses, net for the quarter ended September 30, 2007 is due to recognition of other-than-temporary impairment of certain equity securities.

First Charter Corporation
Quarterly Earnings Release

	For the Nine Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	9/30/07	9/30/06	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$236,092	$192,184	$43,908	22.8%
Interest expense	122,722	92,778	29,944	32.3

Tax-equivalent net interest income	113,370	99,406	13,964	14.0
Provision for loan losses	13,801	3,804	9,997	262.8

Tax-equivalent NII after provision for loan losses	99,569	95,602	3,967	4.1
Noninterest income	58,134	50,290	7,844	15.6
Noninterest expense	106,683	91,084	15,599	17.1

Income from continuing operations before income taxes and tax-equivalent adjustment	51,020	54,808	(3,788)	(6.9)
Tax-equivalent adjustment	1,860	1,711	149	8.7
Income tax expense	16,787	17,837	(1,050)	(5.9)

Income from continuing operations, net of tax	32,373	35,260	(2,887)	(8.2)
Income from discontinued operations, net of tax	—	120	(120)	(100.0)

Net income	$32,373	$35,380	$(3,007)	(8.5)%

Effective tax rate (1)	34.2%	33.6%

PER COMMON SHARE
Basic earnings per share
Income from continuing operations, net of tax	$0.93	$1.14	$(0.21)	(18.4)%
Net income	0.93	1.14	(0.21)	(18.4)
Diluted earnings per share
Income from continuing operations, net of tax	$0.93	$1.13	$(0.20)	(17.7)%
Net income	0.93	1.13	(0.20)	(17.7)
Average shares
Basic	34,629,178	30,937,922
Diluted	34,955,108	31,310,939
Cash dividends declared	$0.585	$0.580	$0.005	0.9%

PERFORMANCE RATIOS
Return on average assets (2)	0.89%	1.09%
Return on average equity (2)	9.54	14.19
Return on average tangible equity (3)	12.02	15.93
Net interest margin (2)	3.40	3.36
Efficiency (4)	62.2	58.6

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net (5)	$(59)	$(5,828)
Equity method investment gains (losses), net	1,805	3,971
Property sale gains, net	274	596
Noninterest expense
Separation agreements	241	447
Merger-related costs	933	—
GBC related executive retirement expense	245	—

DISCONTINUED OPERATIONS
Noninterest income	$—	$2,568
Noninterest expense	—	2,370

Income from discontinued operations	—	198
Gain on sale	—	—
Income tax expense	—	78

Income from discontinued operations, net of tax	$—	$120

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations.

(2)	Annualized.

(3)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(4)
Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

(5)	The $48 of security losses, net for the quarter ended September 30, 2007 is due to recognition of other-than-temporary impairment of certain equity securities.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended
(Dollars in thousands, except per share data	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06

INCOME STATEMENT
Tax-equivalent interest income
Loans	$67,453	$67,243	$66,239	$63,764	$56,958
Securities	11,788	11,558	11,440	11,193	10,528
Other	84	109	178	150	148

Tax-equivalent interest income	79,325	78,910	77,857	75,107	67,634
Interest expense
Deposits	26,932	26,364	26,541	25,412	22,131
Other	14,564	14,383	13,938	13,029	11,996

Total interest expense	41,496	40,747	40,479	38,441	34,127

Tax-equivalent net interest income	37,829	38,163	37,378	36,666	33,507
Provision for loan losses	3,311	9,124	1,366	1,486	1,405

Tax-equivalent net interest income after provision for loan losses	34,518	29,039	36,012	35,180	32,102
Noninterest income
Service charges on deposits	7,754	7,942	7,390	7,442	7,353
ATM, debit, and merchant fees	2,580	2,636	2,444	2,198	2,182
Wealth management	925	944	716	725	729
Equity method investment gains (losses), net	—	678	1,127	12	3,415
Mortgage services	859	1,056	901	943	784
Gain on sale of Small Business Administration loans	426	132	377	126	—
Gain on sale of deposits and loans	—	—	—	—	2,825
Brokerage services	1,044	1,007	1,081	932	847
Insurance services	3,048	3,422	3,634	3,160	2,974
Bank-owned life insurance	1,160	1,162	1,139	1,123	722
Property sale gains, net	59	152	63	49	408
Securities gains (losses), net	(48)	—	(11)	—	(5,860)
Other	620	1,010	705	678	628

Total noninterest income	18,427	20,141	19,566	17,388	17,007
Noninterest expense
Salaries and employee benefits	20,409	19,576	19,587	19,628	16,066
Occupancy and equipment	4,801	4,759	4,612	4,396	4,217
Data processing	1,690	1,492	1,790	1,441	1,469
Marketing	846	1,055	1,351	972	1,255
Postage and supplies	1,014	1,164	1,172	1,191	1,179
Professional services	3,489	3,181	3,586	2,210	2,440
Telephone	549	519	671	561	556
Amortization of intangibles	288	314	223	330	115
Foreclosed properties	122	226	153	262	21
Other	2,348	2,921	2,775	2,862	2,337

Total noninterest expense	35,556	35,207	35,920	33,853	29,655

Income from continuing operations before income taxes and tax-equivalent adjustment	17,389	13,973	19,658	18,715	19,454
Tax-equivalent adjustment	598	619	643	651	549
Income tax expense	5,724	4,404	6,659	5,962	6,223

Income from continuing operations, net of tax	11,067	8,950	12,356	12,102	12,682
Income (loss) from discontinued operations, net of tax	—	—	—	(87)	—

Net income	$11,067	$8,950	$12,356	$12,015	$12,682

Effective tax rate (1)	34.1%	33.0%	35.0%	36.3%	32.9%

PER COMMON SHARE
Basic earnings per share
Income from continuing operations, net of tax	$0.32	$0.26	$0.36	$0.36	$0.41
Net income	0.32	0.26	0.36	0.36	0.41
Diluted earnings per share
Income from continuing operations, net of tax	$0.32	$0.26	$0.35	$0.36	$0.40
Net income	0.32	0.26	0.35	0.36	0.40
Cash dividends declared	0.195	0.195	0.195	0.195	0.195

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended
(Dollars in thousands, except per share data)	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06

PERFORMANCE RATIOS
Return on average assets (1)	0.91%	0.74%	1.03%	1.02%	1.16%
Return on average equity (1)	9.72	7.86	11.09	11.69	14.76
Return on average tangible equity (1) (2)	12.24	9.97	13.90	14.27	15.98
Net interest margin (1)	3.39	3.42	3.38	3.40	3.33
Efficiency (3)	63.2	60.4	63.1	62.6	52.6
Noninterest income as a percentage of total revenue (4)	32.76	34.55	34.36	32.17	33.67
Equity as a percentage of total assets	9.45	9.07	9.32	9.21	7.97
Tangible equity as a percentage of total tangible assets (5)	7.86	7.48	7.74	7.59	7.51
Leverage capital	9.17	8.97	9.10	9.32	9.19
Tier 1 capital	11.02	10.57	10.85	10.49	11.19
Total risk-based capital	12.10	11.67	11.74	11.35	12.04

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net (6)	$(48)	$—	$(11)	$—	$(5,860)
Gain on sale of deposits and loans	—	—	—	—	2,825
Equity method investment gains (losses), net	—	678	1,127	12	3,415
Property sale gains, net	59	152	63	49	408
Bank-owned life insurance	—	—	—	—	(271)
Noninterest expense
Separation agreements	—	183	58	228	342
Merger-related costs	696	—	237	302	—
GBC related executive retirement expense	—	245	—	—	—
Accelerated vesting of stock options	—	—	—	665	—

DISCONTINUED OPERATIONS
Noninterest income	$—	$—	$—	$444	$759
Noninterest expense	—	—	—	606	759

Income (loss) from discontinued operations	—	—	—	(162)	—
Gain on sale	—	—	—	962	—
Income tax expense	—	—	—	887	—

Income (loss) from discontinued operations, net of tax	$—	$—	$—	$(87)	$—

(1)	Annualized.

(2)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(3)
Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

(4)	Total revenue equals tax-equivalent net income income plus noninterest income. Excludes the results of discontinued operations.

(5)	Excludes goodwill and other intangible assets.

(6)	The $48 of security losses, net for the quarter ended September 30, 2007 is due to recognition of other-than-temporary impairment of certain equity securities

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended
(Dollars in thousands)	9/30/07		6/30/07		3/31/07		12/31/06		9/30/06

ASSET QUALITY
Allowance for Loan Losses
Beginning balance	$44,790		$35,854		$34,966		$29,919		$29,520
Allowance of acquired company	—		—		—		4,211		—
Provision for loan losses	3,311		9,124		1,366		1,486		1,405
Charge-offs	(5,582)		(547)		(786)		(907)		(1,307)
Recoveries	498		359		308		257		301

Net charge-offs	(5,084)		(188)		(478)		(650)		(1,006)

Ending balance	$43,017		$44,790		$35,854		$34,966		$29,919

Nonperforming Assets
Nonaccrual loans	$22,712		$17,387		$10,943		$8,200		$7,090
Loans 90 days or more past due accruing interest	—		—		—		—		—

Total nonperforming loans	22,712		17,387		10,943		8,200		7,090
Other real estate	9,134		2,726		6,330		6,477		5,601

Total nonperforming assets	$31,846		$20,113		$17,273		$14,677		$12,691

Asset Quality Ratios
Nonaccrual loans as a percentage of total portfolio loans	0.65%		0.49%		0.31%		0.24%		0.23%
Nonperforming assets as a percentage of total assets	0.66		0.41		0.35		0.30		0.29
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.91		0.57		0.49		0.42		0.41
Net charge-offs as a percentage of average portfolio loans (1)	0.57		0.02		0.06		0.08		0.13
Allowance for loan losses as a percentage of portfolio loans	1.24		1.26		1.02		1.00		0.97
Ratio of allowance for loan losses to:
Net charge-offs (1)	2.13	x	59.40	x	18.50	x	13.56	x	7.50	x
Nonaccrual loans	1.89		2.58		3.28		4.26		4.22

	Quarter Ended
	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06

YIELDS / RATES (1)
Interest income
Loans and loans held for sale	7.59%	7.61%	7.62%	7.56%	7.35%
Securities	5.15	5.06	4.95	4.84	4.56

Yield on earning assets	7.09	7.08	7.05	6.96	6.70
Interest expense
Interest-bearing deposits	3.87	3.82	3.84	3.73	3.47
Retail borrowings	2.97	3.28	2.92	2.82	1.94
Wholesale borrowings	5.33	5.26	5.27	5.11	5.11

Cost of total borrowings	5.14	5.10	5.08	4.90	4.83

Cost of interest-bearing liabilities	4.24	4.19	4.19	4.06	3.85

Interest rate spread	2.85	2.89	2.86	2.90	2.85

Net yield on earning assets	3.39%	3.42%	3.38%	3.40%	3.33%

(1)	Annualized